Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333- 173601 on Form N-2 of our report dated August 22, 2011 relating to the financial statements of BlackRock Preferred Partners LLC as of August 15, 2011 and for the period from April 5, 2011 (date of inception) to August 15, 2011, appearing in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
August 22, 2011